EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT B:
  Attachment to item 77D:
  Policies with respect to security investments.

EXHIBIT C:
  Attachment to item 77E:
  Legal Proceedings

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EXHIBIT A:
SUB-ITEM 77C:
 Submission of matters to a vote of security holders.

	A special meeting of the shareholders of iShares, Inc. (the "Company") was held on December 19, 2001. At the meeting, the following matters were voted upon by the shareholders.
Shareholders of the iShares MSCI Singapore (Free) Index Fund did not approve Proposals 2, 3 and 4. Proposals 3 and 4 did not pass for the iShares MSCI South Korea Index Fund and the iShares MSCI Mexico (Free) Index Fund. All other proposals were approved and the results of voting are presented below.
Proposal 1 *

To elect the six nominees specified below as Directors of the Company, each of whom will serve until his respective successor is elected and qualified.

                                 Votes      Votes        Votes
                                  For      Against     Abstaining
Nathan Most                    80,031,635   1,585,430    585,419
Richard K. Lyons               80,087,104   1,528,981    586,397
George G. C. Parker            80,206,531   1,411,377    584,576
John B. Carroll                80,213,590   1,399,965    588,928
Garrett F. Bouton              80,212,728   1,398,467    591,287
W. Allen Reed                  80,227,345   1,398,033    577,078

Messrs. Most, Carroll and Reed previously served as Directors of the Company and were reelected. Messrs. Lyons, Parker and Bouton were newly elected.

Proposal 2

To approve a new advisory agreement with Barclays Global Fund
Advisors in order to effect a change to the fee structure.

IShares MSCI Index Fund

                        Votes      Votes        Votes
                         For      Against     Abstaining

Australia             5,218,230     13,528       8,087
Austria                 787,639      6,543       1,001
Belgium                 460,728      5,727       2,259
Brazil (Free)           626,687      1,360       6,695
Canada               1,605,768      24,185       5,550
EMU                    848,710       8,509       3,008
France               1,595,574       7,704       4,173
Germany              4,143,547     164,659      15,410
Hong Kong            2,927,240      53,951      45,619
Italy                1,166,484      21,570         352
Japan               30,508,180     639,114     266,321
Malaysia (Free)      9,322,460     510,931      46,642
Mexico (Free)        1,530,313      59,645      48,721
Netherlands            657,984       8,001       2,143
Singapore            6,262,054   4,186,435      82,725
South Korea          1,496,477       3,741       1,027
Spain                  846,086       4,570       1,670
Sweden                 451,301       2,276       3,448
Switzerland          1,392,729       8,876       2,472
Taiwan               8,500,275      14,525       8,966
United kingdom       4,052,606     127,633       9,967

Proposal 3

To approve a change to the Company's fundamental investment policy to permit each Index Fund to invest 25% or more of its total assets in a single issuer.

Ishares MSCI Index Fund
                         Votes       Votes        Votes        Broker
                           For     Against   Abstaining   Non-Votes**

Australia            4,566,084     128,417        8,164       537,180
Austria                592,395      11,192        1,066       190,530
Belgium                331,114      12,409        1,727       123,464
Brazil (Free)          473,313       6,389        7,485       147,555
Canada               1,119,723      78,272        6,105       431,402
EMU                    577,349      30,209        1,914       250,755
France               1,089,533      60,793        5,363       451,762
Germany              3,013,609     375,738       13,837       920,432
Hong Kong            2,074,258     164,613       15,969       771,970
Italy                  813,326       7,666        1,715       365,699
Japan               21,565,829   1,542,923      227,835     8,077,028
Malaysia (Free)      6,780,543     640,697       42,149     2,416,645
Mexico (Free)          742,809     151,704       49,759       694,407
Netherlands            455,089      13,140        1,265       198,634
Singapore (Free)     2,941,417   4,267,886       71,331     3,250,579
South Korea            894,759      15,352          927       590,207
Spain                  593,328      14,664        2,440       241,894
Sweden                 317,304      11,441        2,460       125,821
Switzerland            968,175      21,306        4,625       409,971
Taiwan              6,527,685      156,95         8,941     1,830,188
United Kingdom      2,962,892      200,830       10,764     1,015,718

Proposal 4

To approve a change to the Company's fundamental investment policy with respect to industry concentration.

IShares MSCI Index Fund

                         Votes       Votes        Votes        Broker
                           For     Against   Abstaining   Non-Votes**

Australia            4,565,354     129,127        8,184       537,180
Austria                597,765       4,457        2,431       190,530
Belgium                337,214       6,462        1,574       123,464
Brazil (Free)          474,421       5,281        7,485       147,555
Canada               1,130,487      66,818        6,795       431,402
EMU                    584,673      22,872        1,927       250,755
France               1,090,283      57,340        8,066       451,762
Germany              3,031,995     352,206       18,983       920,432
Hong Kong            2,100,329     133,296       21,215       771,970
Italy                  812,824       8,346        1,537       365,699
Japan               21,766,135   1,274,909      295,543     8,077,028
Malaysia (Free)      6,840,531     575,134       47,723     2,416,645
Mexico (Free)          751,103     142,806       50,363       694,407
Netherlands           455,508       12,709        1,277       198,634
Singapore           3,036,902    4,163,488       80,245     3,250,579
South Korea           896,094      13,479         1,465       590,207
Spain                 595,518      12,274         2,640       241,894
Sweden                321,027      6,788          3,389       125,821
Switzerland           971,210      18,605         4,291       409,971
Taiwan              6,531,233     152,645         9,700     1,830,188
United Kingdom      2,965,577     195,398        13,512     1,015,718

Proposal 5

To approve a change of the iShares MSCI Japan Index Fund from diversified to non-diversified.

                         Votes       Votes        Votes        Broker
                           For     Against   Abstaining   Non-Votes**

                   21,869,940    1,323,934      142,714     8,077,028

Proposal 6

To approve a change of the iShares MSCI United Kingdom Index Fund from diversified to non-diversified.

                         Votes       Votes        Votes        Broker
                           For     Against   Abstaining   Non-Votes**

                     2,971,281     190,578       12,627     1,015,718

*	Denotes Company-wide proposal and voting results.
**	Broker Non-Votes are proxies received by the Fund from brokers or nominees, who either have not received instructions from the beneficial owner or other persons entitled to vote, or do not have discretionary power to vote on a particular matter.




EXHIBIT B:
SUB-ITEM 77D: Policies with respect to security investments.
The Board of Directors recommended and shareholders approved the following changes to the Company's investment policies:

1. the removal of the fundamental investment policy that it will not purchase a security (other than obligations of the United States Government, its agencies and instrumentalities) if as a result 25% or more of its total assets would be invested in a single issuer;

2. the change of the Company's industry concentration policy to the following:

"No Index Fund will concentrate its investments (i.e., hold
25% or more of its total assets in the stocks of a particular industry or group industries), except that, to the extent practicable, an Index Fund will concentrate to approximately the same extent that its benchmark MSCI Index concentrates in stocks of such particular industry or group industries, provided that each Index Fund will comply with the diversification requirements applicable to regulated investment companies of the Internal Revenue Code, any underlying Treasury regulations or any successor provision;" and

3. a change in the subclassification of the iShares MSCI

Japan and United Kingdom Index Funds Fund from diversified investment companies to non-diversified investment companies.



EXHIBIT C:
SUB-ITEM 77E: Legal Proceedings.
A United States patentholder has notified the Company that it believes that the manner of the Company's operation results in the Company, possibly in conjunction with others, engaging in acts of infringement of such patent and has suggested that the Company, or one or more of its service providers, enter into a license agreement with it and pay it substantial fees. Payment of such fees by the Company could materially adversely affect the expense ratios of the Index Funds. In August 2000 the AMEX commenced an action seeking a declaratory judgement that its activities with respect to exchange traded funds, including the Company, do not infringe the patentholder's patents. The patentholder has counterclaimed alleging that such activities infringe its patent. The Company is not a party to this action.
 The Company believes that it has valid defenses to any potential patent infringement claim by the patentholder.